Exhibit 107.1

Calculation of Filing Fees Tables

Form S-8

(Form Type)

THOR Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.10 par value per share	Other	1,600,000	$93.065	$148,904,000	.0000927	$13,804

Total Offering Amounts					$148,904,000		$13,804

Net Fee Due							$13,804

(1)	Fee calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Represents additional shares issuable under the THOR Industries, Inc. Amended 2016 Equity and Incentive Plan (the “Plan”). The securities registered hereunder include options and rights to acquire Common Stock. Pursuant to Rule 416(a), this registration statement also covers such indeterminate number of additional shares of Common Stock of the registrant as may become issuable with respect to any or all of such shares by reason of any stock split, stock dividend, recapitalization or similar transaction.

(3)

The proposed maximum offering price per share and the maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based, pursuant to Rule 457(h) under the Securities Act, upon the average of the high and low prices of the Common Stock on February 7, 2022, as reported on the New York Stock Exchange.